                                                                    Exhibit 99.2
                   ILC TECHNOLOGY, INC. FINANCIAL STATEMENTS


                              ILC TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 27, 1997 AND SEPTEMBER 28, 1996

                                     ASSETS

                                                       1997              1996
                                                       ----              ----
Current assets:

 Cash and cash equivalents .......................    $ 1,113,992    $ 1,828,807

 Accounts receivable, less allowance for
  doubtful accounts of $337,958 and $312,358,
  respectively ...................................      9,485,397      9,494,246

 Receivable from long-term contracts .............      1,049,122        861,427

 Inventories, net ................................     10,716,680      8,901,528

 Deferred tax asset ..............................        835,803      2,158,000

 Prepaid expenses ................................        344,393        208,320

 Current portion of note receivable from
  sale of PLI ....................................      1,150,000             --

 Net assets from discontinued operations .........             --      2,178,383
                                                      -----------    -----------

    Total current assets .........................     24,695,387     25,630,711
                                                      -----------    -----------



 Property and equipment, net .....................     21,652,695     21,176,431

 Note receivable from sale of PLI, net
  of current portion .............................      2,196,871             --

 Covenants-not-to-compete, net of
  accumulated amortization and writedown of
  $3,314,404 and $3,195,524, respectively ........        237,761        356,641

 Other assets ....................................        765,309        680,013
                                                      -----------    -----------

                                                      $49,548,023    $47,843,796
                                                      ===========    ===========

  The accompanying notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                          CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 27, 1997 AND SEPTEMBER 28, 1996



                      LIABILITIES AND STOCKHOLDERS' EQUITY






                                                         1997            1996
                                                     -----------     -----------
Current liabilities:

   Accounts payable ............................     $ 4,361,816     $ 3,643,496
   Accrued payroll and related
    items ......................................       1,701,209       1,263,741
   Other accrued liabilities ...................       1,517,606       1,146,822
   Current portion of non-compete
    obligation .................................              --         390,000
   Current portion of long-term
    debt .......................................       2,534,500       2,545,600
   Accrued income taxes payable ................       1,243,451       1,486,518
                                                     -----------     -----------

         Total current liabilities .............      11,358,582      10,476,177
                                                     -----------     -----------

Long-term liabilities, net of
 current portion:

   Long-term debt ..............................       3,117,396       7,370,164
   Other accruals ..............................          78,328         206,235
                                                     -----------     -----------

          Total long-term liabilities ..........       3,195,724       7,576,399
                                                     -----------     -----------

Commitments and contingencies (Note 8)

Stockholders' equity:

   Common stock, no par value;
    10,000,000 shares authorized;
    4,874,040 shares and 4,782,508
    shares outstanding, respectively ...........       7,178,231       6,815,109

   Retained earnings ...........................       7,815,486      22,976,111
                                                     -----------     -----------

         Total stockholders' equity ............      34,993,717      29,791,220
                                                     -----------     -----------

                                                     $49,548,023     $47,843,796
                                                     ===========     ===========

  The accompanying notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                                    1997           1996            1995
                                               ------------   ------------    ------------

Net sales ..................................   $ 55,517,905   $ 54,206,424    $ 49,496,029

Costs and expenses:
  Cost of sales ............................     39,194,377     36,180,448      31,799,916
  Research and development .................      4,252,694      4,319,650       4,278,697
  Sales and marketing ......................      3,059,158      2,645,952       2,404,856
  General and administrative ...............      4,329,067      4,417,446       4,459,726
  Amortization of intangibles ..............        120,000        120,000         120,000
                                               ------------   ------------    ------------
                                                 50,955,296     47,683,496      43,063,195

Income from continuing
 operations before provision for
 income taxes, interest expense
 and gain on sale of CPI ...................      4,562,609      6,522,928       6,432,834


Interest expense, net ......................        493,917        461,898         323,757
                                               ------------   ------------    ------------

Income from continuing
 operations before provision for
 income taxes and before gain
 on sale of CPI ............................      4,068,692      6,061,030       6,109,077

Gain on sale of CPI ........................      2,378,683             --              --
                                               ------------   ------------    ------------

Income from continuing
 operations before provision for
 income taxes ..............................      6,447,375      6,061,030       6,109,077

Provision for income taxes on
 continuing operations .....................      1,608,000      1,515,000       1,472,000
                                               ------------   ------------    ------------

Income from continuing operations...........      4,839,375      4,546,030       4,637,077

Discontinued operations:
  Operating loss, net of tax
  benefit of $280,000 and
  $32,000 in 1996 and
   1995, respectively ......................             --       (840,217)        (99,143)

  Estimated loss on disposal,
   including $500,000 for operating
   losses during the phase out,
   net of tax benefit of
   $1,132,996 ..............................             --     (3,398,987)             --
                                               ------------   ------------    ------------

  Loss from discontinued operations ........             --     (4,239,204)        (99,143)
                                               ------------   ------------    ------------

Net income .................................   $  4,839,375   $    306,826    $  4,537,934
                                               ============   ============    ============
Earnings (loss) per share:
 Earnings from continuing
  operations ...............................   $       0.96           0.92    $       0.97
 Loss from discontinued operations .........             --          (0.86)          (0.02)
                                               ------------   ------------    ------------

Net income per share .......................   $       0.96   $       0.06    $       0.95
                                               ============   ============    ============

Weighted average shares
 outstanding used to compute
 net income (loss) per share ...............      5,047,658      4,923,132       4,764,989
                                               ============   ============    ============

 The accompanying notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                           CONSOLIDATED STATEMENTS OF
                              STOCKHOLDERS' EQUITY
              FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997






                                                    Common
                                      Common         Stock        Retained
                                      Shares         Amount        Earnings        Total
                                    ---------    ------------    ------------   ------------
Balance at October 1, 1994 .....    4,522,951    $  5,492,338    $ 18,131,351   $ 23,623,689

  Net income ...................           --              --       4,537,934      4,537,934

  Issuance of common
   stock under stock
   purchase plan ...............       37,973         266,575              --        266,575

  Exercise of stock options ....      132,250         450,751              --        450,751

  Repurchase of common stock ...      (10,000)        (76,750)             --        (76,750)


Balance at September 30,
 1995 ..........................    4,683,174       6,132,914      22,669,285     28,802,199

  Net income ...................           --              --         306,826        306,826

  Issuance of common
   stock under stock
   purchase plan ...............       34,209         279,068              --        279,068

  Exercise of stock options ....       65,125         403,127              --        403,127
                                 ------------    ------------    ------------   ------------


Balance at September 28,
 1996 ..........................    4,782,508       6,815,109      22,976,111     29,791,220

  Net income ...................           --              --       4,839,375      4,839,375

  Issuance of common
   stock under stock
   purchase plan ...............       28,555         266,588              --        266,588

  Exercise of stock options ....       99,977         521,992              --        521,992

  Repurchase of common stock ...      (37,000)       (425,458)             --       (425,458)
                                 ------------    ------------    ------------   ------------


Balance at September 27,
 1997 ..........................    4,874,040    $  7,178,231    $ 27,815,486   $ 34,993,717
                                 ============    ============    ============   ============


 The accompanying notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                               1997           1996           1995
                                           -----------    -----------    -----------
Cash flows from operating
 activities:
  Net Income ............................  $ 4,839,375    $   306,826    $ 4,537,934

  Adjustment to reconcile net
   income to net cash provided by
   continuing operations:

  Discontinued operations ...............           --      4,239,204         99,143

  Depreciation and amortization .........    2,002,845      1,689,689      1,569,478

  Provision for doubtful accounts .......       68,694         38,804        102,861

  Provision for inventory obsolescence ..      696,089        520,006        169,034

  Net loss on property and equipment
   sold or retired ......................       14,144             --         26,367

  Equity in income of joint venture .....     (106,000)       (20,000)       (89,000)

  Gain on sale of CPI ...................   (2,378,683)            --             --

  Changes in assets and liabilities,
   net of effects of businesses sold:

  Decrease in marketable securities .....           --             --        998,129

  Increase in accounts receivable .......   (1,494,632)    (1,333,378)    (2,467,329)

  Increase in inventories ...............   (4,267,013)    (1,888,444)    (1,685,743)

  (Increase) decrease in deferred
   tax asset ............................    1,322,197       (704,000)       951,000

  (Increase) decrease in prepaid
   expenses .............................     (136,073)       (86,076)       406,556

  (Increase) decrease in other
    assets ..............................       20,704         79,823         (9,397)

  Increase (decrease) in accounts
   payable ..............................      718,320       (120,502)       300,709

  Decrease in accrued liabilities .......     (230,124)      (956,660)      (637,731)
                                           -----------    -----------    -----------
    Net cash provided by operating
     activities from continuing
     operations .........................    1,069,843      1,765,292      4,272,011

    Net cash used in discontinued
     operations .........................   (1,518,488)      (168,186)    (1,722,659)
                                           -----------    -----------    -----------

  Cash flows from investing activities:

  Proceeds from sale of CPI .............    6,350,000             --             --

  Payments received on note for
   sale of PLI ..........................      350,000             --             --

  Purchase of land and real estate ......           --             --     (3,045,412)

  Decrease in deposit on land and
   building purchase ....................           --             --      1,300,000

  Investment in joint venture ...........           --             --       (450,000)

  Capital expenditures ..................   (3,102,092)    (3,186,557)    (2,517,541)
                                           -----------    -----------    -----------
    Net cash provided by (used in)
     investing activities ...............    3,597,908     (3,186,557)    (4,712,953)
                                           -----------    -----------    -----------

   The accompanying notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE FISCAL YEARS ENDED SEPTEMBER 27, 1997

                                   (continued)


                                              1997             1996           1995
                                              ----             ----           ----
Cash flows from financing activities:
  Principal borrowings under line of
    credit.............................   $ 10,963,000     $ 9,500,000     $ 8,450,000
  Principal repayments under line of
    credit.............................    (13,463,000)     (6,500,000)     (6,450,000
  New borrowings under equipment line..      1,045,000       1,555,000       1,720,059
  Principal repayments under
    equipment line.....................     (1,321,200)     (1,374,800)     (1,049,958)
  Principal repayments under term
    loan...............................     (1,451,000)     (1,584,000)     (1,578,000)
  Payments under non-compete
    agreement..........................             --        (390,000)       (520,000)
  Proceeds from issuance of common
    stock..............................        788,580         682,195         717,326
  Repurchase of common stock...........       (425,458)             --         (76,750)
                                          ------------     -----------     -----------
      Net cash provided by (used in)
        financing activities...........     (3,864,078)      1,888,395       1,212,707
                                          ------------     -----------     -----------
      Net increase (decrease) in
        cash and cash equivalents......       (714,815)        198,944        (950,894)

Cash and cash equivalents at
  beginning of year....................      1,828,807       1,529,863       2,480,757
                                          ------------     -----------     -----------
Cash and cash equivalents at end
  of year..............................   $  1,113,992     $ 1,828,807     $ 1,529,863
                                          ============     ===========     ===========


                                              1997         1996        1995
                                              ----         ----        ----
Supplemental disclosures of cash
 flow information:

Cash paid during the year for:
 Interest - continuing operations......   $  641,127   $  542,061  $  589,200
 Interest - discontinued operations....           --       77,714     106,341
 Income taxes..........................      282,898    1,055,000     909,000


Supplemental disclosure of non-cash activities:

ILC sold the stock of PLI for a note. The purchase price, net of expenses, approximated the net assets of PLI (Note 12).

  The  accompanying  notes are an integral part of these financial statements.

                              ILC TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 27, 1997



1. The Company

         ILC Technology, Inc. ("ILC") was incorporated on September 15, 1967. ILC designs, develops, manufactures and markets high intensity lamps and lighting products for the medical, industrial, aerospace, scientific, entertainment and military industries. ILC develops and manufactures the majority of its products at its headquarter facilities in California and the remainder at its subsidiary facility in the United Kingdom. (See Notes 12, 13 and 16).

2.  Summary of Significant Accounting Policies

Basis of Presentation

         The consolidated financial statements include the accounts of ILC and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

         Fiscal year 1995 was restated to reflect ILC's decision to discontinue the operations of Precision Lamp, Inc. ("PLI") (see Note 12). This restatement had no impact on net income.

         ILC's fiscal year end is the Saturday closest to September 30.

Use of Estimates in Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Items which require management to make estimates include the realization of accounts receivable and inventory balances, warranty, and other reserves. Additionally, ILC is currently in negotiation with PLI Acquisition Corp. to restructure the terms of that note receivable, as discussed in Note 12.

Cash and Cash Equivalents

         For the purpose of the statement of cash flows, ILC considers all highly liquid investments with an original maturity of three months or less at the time of issue to be cash equivalents.


Inventories

         Inventories are stated at the lower of cost (first-in, first-out) or market, and include material, labor and manufacturing overhead. Inventories at September 27, 1997 and September 28, 1996, net of inventory reserves of $2,043,420 and $2,034,258, respectively, consisted of:

                                   1997                       1996
                                   ----                       ----
Raw materials                   $5,459,159                 $ 4,802,839
Work-in-process                  3,974,496                   2,549,805
Finished goods                   1,283,025                   1,548,884
                                ----------                 -----------
Total inventories              $10,716,680                 $ 8,901,528
                               ===========                 ===========



Developmental and Manufacturing Contracts

         ILC contracts with the U.S. Government and other customers for the development and manufacturing of various products under both cost-plus-fixed-fee and fixed-price contracts. Revenues are recognized under these contracts using the percentage of completion method, whereby revenues are reported in the proportion that costs incurred bear to the total estimated costs for each contract. Periodic reviews of estimated total costs during the performance of such contracts may result in revisions of contract estimates in subsequent periods. Any loss contracts are reserved at the time such losses are determined. Revenues from these contracts were less than 10% of net revenues during 1997, 1996 and 1995.


Depreciation and Amortization

         Depreciation and amortization on property and equipment are provided on a straight-line basis over estimated useful lives of 3 to 31.5 years, except for leasehold improvements which are amortized over the terms of the leases.


Net Income (Loss) Per Share

      Net income (loss) per share is computed using the weighted average number of common shares and common equivalent shares (when such equivalents have a dilutive effect) outstanding during the period using the treasury stock method. Fully diluted net income (loss) per share is not significantly different from net income (loss) per share as reported.


      In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, which requires disclosure of basic earnings per share and diluted earnings per share and is effective for periods ending subsequent to December 15, 1997 and restatement will be required for all prior period EPS data presented. The pro forma effect of adoption of SFAS No. 128 is included in the table below.

                                          1997        1996         1995
                                       ---------   ---------    ---------
                                               (shares in thousands)
As reported:
  Earnings (loss) per share:
  Continuing operations ............   $    0.96   $    0.92    $    0.97
  Discontinued operations ..........          --       (0.86)       (0.02)
                                       ---------   ---------    ---------
   Net income per share ............   $    0.96   $    0.06    $    0.95

Pro forma for SFAS No. 128:
  Basic earnings (loss) per share:
  Continuing operations ............   $    1.00   $    0.96    $    1.01
  Discontinued operations ..........          --       (0.90)       (0.02)
                                       ---------   ---------    ---------
  Basic net income per share .......   $    1.00   $    0.06    $    0.99
  Weighted average number of
   common shares outstanding .......       4,848       4,725        4,604

  Diluted earnings (loss) per share:
  Continuing operations ............   $    0.96   $    0.92    $    0.97
  Discontinued operations ..........          --       (0.86)       (0.02)
                                       ---------   ---------    ---------
  Diluted net income per share .....   $    0.96   $    0.06    $    0.95
  Weighted average number of
   common shares outstanding .......       5,048       4,923        4,765




Covenants-Not-To-Compete

         The covenant-not-to-compete relates to the Q-Arc acquisition that took place in 1991. This is being amortized over the period of the covenant.

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of." ILC adopted the provisions of this statement in fiscal 1996. The effect on its financial position and results of operations was not significant. ILC quarterly evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful lives of these intangibles may warrant revision or that the remaining balances of intangibles may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, ILC uses an estimate of the related subsidiary's undiscounted cash flow over the remaining life of the intangibles in measuring whether the intangibles are recoverable. As part of ILC's decision to discontinue the operations of PLI, the unamortized balance of the covenant-not-to-compete ($470,000) was written off in the fourth quarter of fiscal 1996.


Investment in Joint Venture

         In February 1995, ILC invested $450,000 in a lamp manufacturer located in Japan. ILC's investment represents a 49% ownership interest in the equity of the investee, consequently ILC accounts for its investment using the equity method of accounting. ILC's investment is included in Other Assets in the accompanying consolidated balance sheets and its proportionate interest in the income of the investee of $106,000, $20,000 and $89,000 in fiscal 1997, 1996 and 1995, respectively, is included in the accompanying consolidated statements of operations.


New Accounting Pronouncements

         SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods ending after December 15, 1997 and reclassification of financial statements for earlier periods presented will be required for comparative purposes.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting of operating segment information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements issued to shareholders. The statement is effective for all periods ending after December 15, 1997.


3.  Revenues

         ILC recognizes revenue on all product sales upon shipment of the product. ILC accrues for estimated warranty obligations at the time of the sale of the related product based upon its past history of claims experience and costs to discharge its obligations.

         ILC operates in a single industry segment, the designing, developing, manufacturing and marketing of high performance light source products. Revenues from continuing operations are geographically summarized as follows (in thousands):

                        1997      1996      1995
                      -------   -------   -------
United States .....   $36,639   $34,088   $32,533
Europe ............     6,671     6,920     5,964
Asia ..............    11,986    12,700    10,951
Other international       222       498        48
                      -------   -------   -------
                      $55,518   $54,206   $49,496
                      =======   =======   =======



Customers comprising more than 10% of net sales from continuing operations are as follows:

                                      1997          1996           1995
                                      ----          ----           ----

Customer A.........................   13.5%         15.0%          12.2%
Customer B.........................     *           11.5%          12.0%

*less than 10% of net sales

         ILC provides credit in the form of trade accounts receivable to its customers. ILC does not generally require collateral to support customer receivables. ILC performs ongoing credit evaluations of its customers and maintains allowances which management believes are adequate for potential credit losses.

         Approximately 31%, 39% and 40% of ILC's sales in fiscal 1997, 1996 and 1995, respectively, were to customers in the medical industry. This industry has experienced significant fluctuations in demand and ILC expects sales to the medical market to decrease as a percentage of net sales in the foreseeable future. Customer B, referred to above, is in the semiconductor equipment industry and was a major customer of ILC's subsidiary, CPI. In the fourth quarter of fiscal 1996, CPI experienced a significant reduction in orders from this customer. In May 1997, CPI was sold (see Note 13).

4.  Property and Equipment

         Property and equipment at September 27, 1997 and September 28, 1996 consisted of:

                                         1997            1996
                                    ------------    ------------
Property and equipment, at cost:
   Machinery and equipment ......   $ 17,130,338    $ 15,047,138
   Land and buildings ...........     15,498,058      14,955,738
   Furniture and fixtures .......        518,283         601,822
   Equipment under capital lease         174,268         174,268
   Leasehold improvements .......             --         598,814
   Construction-in-progress .....        577,449       1,011,601
                                    ------------    ------------
                                      33,898,396      32,389,891
Less accumulated depreciation and
   amortization .................    (12,245,701)    (11,212,950)
                                    ------------    ------------

Property and equipment, net .....   $ 21,652,695    $ 21,176,431
                                    ============    ============


5.  Bank Borrowings

         As of September 27, 1997 and September 28, 1996, borrowings outstanding under ILC's credit facilities consisted of:

                                1997           1996
                           -----------    -----------
Line of credit .........   $ 2,500,000    $ 5,000,000
Term loan ..............     1,187,000      2,638,000
Equipment line of credit     1,915,000      2,191,200
Other capital lease ....        49,896         86,564
                           -----------    -----------
                             5,651,896      9,915,764

Less: current portion ..    (2,534,500)    (2,545,600)
                           -----------    -----------

Long-term debt .........   $ 3,117,396    $ 7,370,164
                           ===========    ===========





         Aggregate maturities for long-term debt during the next five years are approximately: 1998 - $2,534,500, 1999 - $3,117,396, and none in 2000, 2001 and
2002.

         All of the above credit facilities are secured by all of the property of ILC.

         ILC has a $6 million line of credit available with a bank which expires in March 1999. Borrowings under this line are at 2% above the LIBOR rate (London Interbank Offer Rate) (7.66% at September 27, 1997). Under the covenants of the loan agreement, unless written approval from the bank is obtained, ILC is restricted from entering into certain transactions and is required to maintain certain specified financial covenants and profitability. As of September 27, 1997, ILC was in compliance with all financial covenants. The average balance outstanding (based on month-end balances) under the line of credit in 1997 was $4,021,000. The maximum borrowings were $6,000,000 and the average interest rate during 1997 was 7.6%. As of September 27, 1997, $3.5 million was available for future borrowings under this line of credit.

         In addition, in connection with the purchase of its Sunnyvale manufacturing facilities, ILC entered into a term loan with a bank for $5,000,000 in 1993, which was subsequently increased to $6,333,333 in 1994. The note matures in August 1998. The term loan requires monthly principal payments equal to one-forty-eighth of the principal amount plus interest at 2% above the LIBOR rate (London Interbank Offer Rate) (7.66% at September 27, 1997). The term loan is a reducing revolving credit facility which allows for principal pre-payments and the flexibility for re-borrowing up to the maximum amount that would be outstanding under the term loan given normal amortization to the date of re-borrowing. The average balance outstanding (based on month-end balances) under the term loan in 1997 was $1,913,000, and the average interest rate during 1997 was 7.6%.

         ILC has available equipment lines of credit for 100% of the purchase cost of new equipment. At the end of fiscal 1997, ILC had borrowings under these lines of $1,915,000, of which $1,348,000 is due in fiscal 1998 and $567,000 is due in fiscal 1999. These borrowings bear interest at 2% above the LIBOR rate (7.66% at September 27, 1997). ILC also has available an unused $2 million equipment line of credit which expires in August 1998. Borrowings under this line bear interest at the same rate as discussed above, with principal balances amortized over a 2 year period.


6.  Income Taxes

         ILC accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to accounting for income taxes.

         Income from continuing operations before provision for income taxes consists of the following for fiscal 1997, 1996 and 1995, respectively:



                                         1997         1996          1995
                                     ----------    ----------    ----------
U.S................................  $4,738,375   $4,897,389     $5,588,040
Foreign............................   1,709,000    1,163,641        521,037
                                     ----------    ----------    ----------
                                     $6,447,375    $6,061,030    $6,109,077
                                     ==========    ==========    ==========



         The components of the provision for income taxes on continuing operations are as follows:

                                        1997          1996           1995
                                   -----------   -----------    -----------
Federal -
      Current ..................   $   671,000   $ 1,559,000    $   833,000
      Deferred .................        80,000      (600,000)       581,500
                                   -----------   -----------    -----------
                                       751,000       959,000      1,414,500
                                   -----------   -----------    -----------
Foreign -
      Current ..................       540,000       384,000             --

State -
      Current ..................       241,000       276,000        199,000
      Deferred .................        76,000      (104,000)        96,500
                                   -----------   -----------    -----------
                                       317,000       172,000        295,500
                                   -----------   -----------    -----------

Federal refund received ........            --            --       (238,000)
                                   -----------   -----------    -----------

Total provision for income taxes
 on continuing operations ......   $ 1,608,000   $ 1,515,000    $ 1,472,000
                                   ===========   ===========    ===========



         The major components of the deferred tax asset account, as computed under SFAS No. 109, are as follows:


                                         1997           1996
                                    -----------    -----------
Reserve for loss on disposal of
 discontinued operations, not
 currently deductible for tax
 purposes .......................   $        --    $ 1,133,000
Inventory reserve ...............       795,000        877,000
Bad debt reserve ................       132,000         92,000
Warranty reserve ................       103,000        128,000
Accruals not currently deductible
 for tax purposes ...............       545,000        381,000
Amortization of covenant-not-
 to-compete .....................            --        202,000
Excess of tax over book
 depreciation ...................    (1,112,000)      (988,000)
Other items, individually
 insignificant ..................       372,803        333,000
                                    -----------    -----------
                                    $   835,803    $ 2,158,000
                                    ===========    ===========



         The provision for income taxes on continuing operations differs from the amounts which would result by applying the applicable statutory Federal income tax rate to income from continuing operations before taxes as follows:

                                   1997           1996           1995
                              -----------    -----------    -----------
Computed expected provision   $ 2,192,000    $ 2,121,000    $ 2,138,000
State tax .................       317,000        364,000        367,000
FSC commission ............       (43,000)      (181,000)      (216,000)
General business credits ..      (277,000)      (218,000)      (203,000)
Refund received ...........            --             --       (238,000)
Other items, individually
 insignificant ............      (581,000)      (571,000)      (376,000)
                              -----------    -----------    -----------
                              $ 1,608,000    $ 1,515,000    $ 1,472,000
                              ===========    ===========    ===========

         During the second quarter of fiscal 1995, ILC received a refund of $238,000 from the Internal Revenue Service (IRS) related to tax returns filed in previous years, which were examined by the IRS. This amount was recorded as a reduction of the fiscal 1995 tax provision upon receipt of the refund. An additional $235,000 of interest related to the refund amount was received and was included in interest income in fiscal 1995.


7.  Employee Retirement Plan

         On January 1, 1984, ILC adopted a thrift incentive savings plan (the "Retirement Plan"). The Retirement Plan is qualified under section 401(k) of the Internal Revenue Code and is available to all full-time employees with one or more years of employment with ILC. Under the terms of the Retirement Plan, participating employees must contribute at least 2% of their salary to the Retirement Plan, and ILC contributes (as a matching contribution) 100% of this amount. Employees may also contribute an additional amount up to 13% of their salary to the Retirement Plan, with no further contributions by ILC. ILC's contributions vest at a rate of 20% per year, commencing on the first anniversary of employment. Total employer matching contributions under the Retirement Plan were $187,000, $226,000, and $212,000 for fiscal years 1997, 1996 and 1995, respectively. The components of such expense relating to continuing operations was $187,000, $188,000 and $171,000 for fiscal years 1997, 1996 and 1995, respectively.


8.  Commitments and Contingencies

         At September 27, 1997, all of ILC's facilities in Sunnyvale and Santa Clara, California and Cambridge, England are owned. All lease obligations associated with the facilities of PLI and CPI were assumed by the buyers at the time of sale.

         For fiscal years 1997, 1996 and 1995, rental expense was approximately $178,000, $442,000 and $277,000, respectively. Rental expense for continuing operations was $121,000, $226,000 and $61,000 for fiscal years 1997, 1996 and 1995, respectively.

         As discussed in Note 13, the number of shares held in escrow relating to the sale of CPI are subject to adjustment related to warranties and the valuation of the acquiror's common stock.

9.  Stock Option and Purchase Plans

         Under the 1992 Stock Option Plan ("Plan"), ILC may grant options to employees and directors. ILC has reserved 575,000 shares for issuance under the Plan. The exercise price per share for stock options cannot be less than the fair market value on the date of grant. Options granted are for a ten-year term and generally vest ratably over a period of four years commencing one year after the date of grant. The Plan provides for the automatic grant of a nonstatutory stock option to purchase shares of Common Stock to each outside Director annually during ILC's third fiscal quarter. During fiscal 1997, each outside Director was granted an automatic option to purchase a total of 5,000 shares of ILC's Common Stock. ILC's 1983 Stock Option Plan expired in 1993 and no further options have been granted under such plan since then.

         In accordance with the disclosure requirements of Statement of Financial Accounting Standards No. 123 " Accounting for Stock-Based Compensation," if ILC had elected to recognize compensation cost based on fair value of the options granted at grant dates prescribed, income from continuing operations and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income for fiscal 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996.

                                          1997            1996
                                     -------------   -------------
Income from continuing operations-
 as reported .....................   $   4,839,375   $   4,546,030
Income from continuing operations-
 pro forma .......................   $   4,328,487   $   4,344,547


Earnings per share from continuing
 operations as reported ..........   $        0.96   $        0.92
Earnings per share from continuing
 operations-pro forma ............   $        0.89   $        0.89




         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model utilizing expected volatility calculations based on historical data (62.10%) and risk-free interest rates based on U.S. government bonds on the date of grant with maturities equal to the expected option term (5.82%-6.69%). No dividends are assumed, and the expected option term is 5.93 years. The weighted-average fair values of options granted in fiscal 1997 and 1996 are $6.49 and $6.27, respectively.

         A summary of ILC's stock option activity for the past three fiscal years is as follows:


                                                                              Weighted
                                   Options                  Exercise          Average
                                  Available    Number         Price           Exercise
                                  for Grant   of Shares      Per Share         Price
                                  --------    --------    --------------   --------------
                                                       Options Outstanding
                                              -------------------------------------------
Balance at October 1, 1994 ....... 103,624     720,027       $1.09-11.50   $         6.27

 Granted ......................... (28,000)     28,000       $      9.50   $         9.50
 Canceled ........................  34,000     (34,000)      $8.75-11.50   $         9.85
 Exercised .......................      --    (132,250)       $2.13-8.75   $         3.48
                                  --------    --------    --------------   --------------

Balance at September 30, 1995 .... 109,624     581,777       $1.09-11.50   $         6.87

 Additional shares approved ...... 200,000          --                --               --
 Granted .........................(205,000)    205,000       $9.00-11.25   $         9.94
 Canceled ........................  92,125     (92,125)      $8.75-11.50   $        10.27
 Exercised .......................      --     (65,125)      $1.09-11.50   $         6.10
                                  --------    --------    --------------   --------------

Balance at September 28, 1996 .... 196,749     629,527      $1.09 -11.50   $         7.44

 Additional shares approved ...... 175,000          --                --               --
 Granted .........................(406,000)    406,000       $9.00-11.19   $        10.29
 Canceled ........................  89,550     (89,550)      $9.00-11.50   $        10.57
 Exercised .......................      --     (99,977)      $1.09-11.50   $         5.22
                                  --------    --------    --------------   --------------

Balance at September 27, 1997 ....  55,299     846,000       $2.25-11.25   $         8.74
                                  ========    ========    ==============   ==============




         At the end of fiscal 1997, 1996 and 1995, options to purchase 351,063 shares, 416,965 shares and 439,715 shares, respectively, were exercisable at weighted average prices of $6.70, $6.11 and $5.94.

         The following table summarizes information about stock options outstanding at September 27, 1997:


                                           Weighted Avg.                 Weighted Avg.
Number of     Exercise     Weighted Avg.   Remaining       Number of     Exercise Price
Shares        Price        Exercise        Contractual     Shares        of Options
Outstanding   Range        Price           Life            Exercisable   Exercisable
-----------   -----------  -------------  -----------      -----------   -------------

162,000       $ 2.25-3.75     $ 3.54       2.19 years       162,000       $  3.54
390,000         7.38-9.50       9.13       7.93 years       136,563          8.70
294,000       10.63-11.50      11.08       8.64 years        52,500         11.30

         Under ILC's Employee Stock Purchase Plan, ILC has 83,033 shares of common stock available at September 27, 1997 for issuance to participating employees who have met certain eligibility requirements. The number of shares available for purchase by each participant is based upon annual base earnings and at a purchase price equal to 85% of the fair market value at the beginning or the end of the quarter of purchase, whichever is lower.


10.  Interest Expense, Net

Interest expense, net consists of the following:

                                         1997          1996            1995
                                       --------      --------        --------
Interest income...................    $(147,210)     $(80,163)      $(265,443)
Interest expense..................      641,127       542,061         589,200
                                       --------      --------        --------

Net interest expense related to
 continuing operations............     $493,917      $461,898        $323,757
                                       ========      ========        ========



11.  Acquisitions

         In August 1991, ILC acquired all the outstanding stock of Q-Arc Ltd. of Cambridge, England for $1,400,000 in cash and the assumption of certain liabilities. Q-Arc is a manufacturer of specialty lamps for laser and non-laser applications. This transaction was accounted for as a purchase and accordingly, all assets were revalued to their respective fair values. The acquisition price was equal to the fair value of net assets acquired. Net assets included a covenant-not-to-compete of approximately $951,000. The covenant is being amortized over an eight year period. At September 27, 1997, the unamortized balance of the Q-Arc covenant-not-to-compete is approximately $238,000.


12.  Discontinued Operations

         In September 1996, ILC's Board of Directors voted to proceed with the divestiture of PLI which is a subsidiary based in Cotati, California. As a result of ILC's plan, an estimated loss on disposal of $3,399,000, net of a tax benefit of $1,133,000, was recorded in the fourth quarter of fiscal 1996. This loss on disposal included estimated operating losses through the final disposition of the subsidiary and the write off of the unamortized balance of the PLI covenant-not-to-compete of approximately $470,000.

         In January 1997, ILC signed an agreement to sell PLI. The original selling price was approximately $3.3 million but was subject to due diligence and the ability of PLI Acquisition Corp., the purchaser, to obtain adequate financing no later than March 31, 1997. The purchaser was not able to obtain adequate financing, but through further discussions with the purchaser, ILC agreed to sell the stock of PLI to PLI Acquisition Corp. for a promissory note with a face value of $4 million bearing 8% interest per year on any unpaid principal amount. Payments on the promissory note began in May 1997 and will be completed in April 2000. This transaction was recorded in the third quarter of fiscal 1997. The purchase price, net of expenses and reserves, approximated the book value and therefore, no gain or loss was recorded.

         After conferring with ILC management, PLI Acquisition Corp. did not make the scheduled October and November 1997 payments on the note payable to ILC. ILC and PLI Acquisition Corp. are currently evaluating a restructuring of the payment terms of the note payable to ILC. ILC's management believes that there has been no impairment of the value of the note as recorded by ILC.

         Continuing operations, as reclassified for fiscal years 1996 and 1995, consist of the activities of ILC Technology, Inc. based in Sunnyvale, California, CPI based in Beverly, Massachusetts and Q-Arc based in Cambridge, England. The Consolidated Statements of Operations have been reclassified to report separately the activities of PLI as discontinued operations. Revenues from PLI were $7,772,000 and $8,933,000 for fiscal 1996 and 1995, respectively. The net loss after tax from the discontinued operations of PLI was $840,000 and $99,000 for fiscal 1996 and 1995, respectively. A portion of net interest expense of approximately $66,000 and $58,000 for fiscal 1996 and 1995, respectively, was allocated to the discontinued operations. Net interest expense was allocated to discontinued operations based on the ratio of the net assets to be discontinued to the consolidated net assets plus consolidated debt other than debt which is directly attributable to continuing operations. For the six months ended March 29, 1997, revenues from PLI were $1,489,000. Net interest expense allocated to the discontinued operations of PLI was approximately $18,000. As discussed above, the resultant loss from discontinued operations was offset against accruals made in the fourth quarter of fiscal 1996.

         The net assets of PLI of $2,178,383 as of September 28, 1996 are shown in the accompanying balance sheet as net assets from discontinued operations. These assets were written down to a value that represented management's best estimate of the amount that could be realized upon disposition.


13.  Converter Power, Inc.

         In May 1997, ILC completed the sale of CPI to Applied Science and Technology, Inc. (ASTeX) for $6.35 million in cash and 45,000 shares of ASTeX common stock. The total sale price was $7.35 million, subject to adjustments related to warranties. ILC has estimated that $500,000 of potential warranties could be paid and has reduced the gain on sale accordingly. In August 1997, ASTeX removed approximately 4,900 shares from escrow based on post-closing audit adjustments. The remaining shares will be held in escrow subject to any further post-closing adjustments, with a final settlement in May 1998. The sale, net of expenses, resulted in a gain of $2,378,683 and was reported in the results of operations for the third quarter ended June 28, 1997. The net amount due from ASTeX of $500,000 (to be satisfied by the release to ILC of the ASTeX shares held in escrow) is reflected in accounts receivable in the accompanying balance sheet as of September 27, 1997.


14.  Rights Agreement and Other Matters

         On September 19, 1989, ILC's Board of Directors declared a dividend of one common share purchase right for each outstanding share of common stock, no par value, of ILC. The dividend was payable on October 2, 1989 to the shareholders of record on that date. Each right entitles the registered holder to purchase from ILC one share of common stock of ILC at a price of $15.00 per common share. The rights will not be exercisable until a party either acquires beneficial ownership of 20% of ILC's common stock or makes a tender offer for at least 30% of its common stock. In the event the rights become exercisable and thereafter a person or group acquires 30% or more of ILC's stock, a 20% shareholder

("Acquiring Person") engages in any specified self-dealing transaction, or, as a result of a recapitalization or reorganization, an Acquiring Person's shareholdings are increased by more than 3%, each right will entitle the holder to purchase from ILC, for the exercise price, common stock having a market value of twice the exercise price of the right. In the event the rights become exercisable and thereafter ILC is acquired in a merger or other business combination, each right will enable the holder to purchase from the surviving corporation, for the exercise price, common stock having a market value of twice the exercise price of the right. At ILC's option, the rights are redeemable in their entirety, prior to becoming exercisable, at $.01 per right. The rights are subject to adjustment to prevent dilution and expire September 29, 1999. On February 25, 1997, the Rights Agreement was amended. The amended terms generally provide that the exercise of the various rights may occur whenever a party acquires a beneficial ownership of 15% or more of ILC outstanding common shares and that registered holders of ILC are entitled to purchase from ILC one share of common stock at a price of $55.00 per common share. Additionally, the expiration date of the Rights Agreement was extended to December 31, 2006.

         In November 1996, the Board of Directors authorized eight severance agreements for six executive officers and two managers, providing for severance benefits upon termination during the two-year period following a change in control in ILC, as defined therein.


15.  Repurchase of Common Stock

         In November 1996, the Board of Directors authorized ILC to repurchase up to 1,000,000 shares of ILC's issued and outstanding common stock. During the third quarter of fiscal 1997, and since inception of the repurchase program, ILC repurchased 37,000 shares of common stock for an aggregate amount of $425,458. Purchases were made on the open market and can be made for up to two years from the date of authorization.


16.  Subsequent Event

         On October 30, 1997, ILC entered into a definitive Agreement and Plan of Merger by and among ILC, BEC Group, Inc. ("BEC") and BILC Acquisition Corp. ("Acquisition Corp."), a wholly owned subsidiary of BEC, pursuant to which ILC will merge (the "Merger") with and into Acquisition Corp. Upon consummation of the Merger, each outstanding share of ILC will be converted into the right to receive 2.18 shares (reflecting the completion of BEC's contemplated one-for-two reverse stock split) of BEC's common stock. The Merger is subject to the approval of both ILC's shareholders and BEC's stockholders, and to certain regulatory approvals and other customary closing conditions. The respective chairmen of ILC and BEC have executed voting agreements in favor of the Merger.

                                                              SCHEDULE VIII

                              ILC TECHNOLOGY, INC.
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                      FOR FISCAL YEARS 1997, 1996 AND 1995





                            Balance at       Charged to       Deductions      Deductions        Balance at
                            Beginning         Cost and           and             from            end of
                            of Period         Expenses        Write Offs      Dispositions       Period
                            ----------       ----------       ----------      ------------      ----------
Allowance for
  Doubtful Accounts:


Year ended
  September 30, 1995        $  332,672       $  102,861       $   26,093         $-------       $  409,440


Year ended
  September 28, 1996        $  409,440       $   38,804       $  135,886               --       $  312,358


Year ended
  September 27, 1997        $  312,358       $   68,694       $   22,062       $   21,032       $  337,958



Reserve for Inventory
  Obsolescence:


Year ended
  September 30, 1995        $2,141,992       $  169,034       $  430,000         $-------       $1,881,026


Year ended
  September 28, 1996        $1,881,026       $  520,006       $  366,774               --       $2,034,258


Year ended
  September 27, 1997        $2,034,258       $  696,089       $  635,927       $   51,000       $2,043,420

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ILC Technology, Inc.

         We have audited the accompanying consolidated balance sheets of ILC Technology, Inc. (a California Corporation) and subsidiaries as of September 27, 1997 and September 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 27, 1997. These financial statements and the schedule referred to below are the responsibility of ILC's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ILC Technology, Inc. and subsidiaries as of September 27, 1997 and September 28, 1996 and the results of their operations and their cash flows for each of the three years in the period ended September 27, 1997 in conformity with generally accepted accounting principles.

         Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule presented on page 36 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.





                                              ARTHUR ANDERSEN LLP



San Jose,  California
December 1, 1997